EXHIBIT 11

                 ATLANTIC AMERICAN CORPORATION AND SUBSIDIARIES
                   COMPUTATIONS OF NET INCOME PER COMMON SHARE
                               SUPPORTING SCHEDULE


                                                         Three Months Ended
                                                               March 31,
                                                        ---------------------
(In thousands, except per share data)                     1999         1998
                                                        ---------------------

Basic Earnings Per Common Share:

     Net income                                         $ 1,453      $ 1,599

     Less preferred dividends to affiliates                (301)        (380)
                                                        ---------------------

     Net income available to common shareholders        $ 1,152      $ 1,219
                                                        =====================

     Weighted average common shares ouststanding         19,111       18,909
                                                        =====================

     Net income per common share                        $   .06      $   .06
                                                        =====================

Diluted Earnings Per Common Share:

     Net income available to common shareholders        $ 1,152      $ 1,219
                                                        =====================

     Weighted average common shares outstanding          19,111       18,909

     Effect of dilutive stock options                       301          322
                                                        ---------------------

     Weighted average common shares outstanding
       adjusted for dilutive stock options               19,412       19,231
                                                        =====================

     Net income per common share                        $   .06      $   .06
                                                        =====================




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